Exhibit 21.1

SUBSIDIARIES OF KEY MINING CORP.

Subsidiary	Ownership Percentage	State or Country of Incorporation
Key Metals Corporation Chile SpA	100%	Chile
Gold Express Mines SpA	100%	Chile
Cerro Blanco Titanium, Inc	100%	Delaware